Exhibit 99.1
CSB BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2009
Second Quarter and Year to Date Highlights

	Quarter Ended	Six Months Ended
	June 30, 2009	June 30, 2009
Diluted earnings per share	$0.26	$0.59
Net Income	$706,000	$1,602,000
Return on average common equity	6.32%	7.24%
Return on average assets	0.67%	0.76%
Millersburg, Ohio — July 22, 2009 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced second quarter 2009 net income of $706 thousand, or $.26 per basic and diluted share, as compared to $878 thousand, or $.36 per basic and diluted share for the same period in 2008.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 6.32% and 0.67%, respectively, compared with 9.46% and 1.03% for the second quarter of 2008.
Eddie Steiner, President and CEO stated, “A deep recession continues to suppress economic activity in our markets and shows few signs of significant recovery in the near term. Loan charge-offs and higher FDIC premiums dampened net earnings during the first half of 2009 and we expect similar headwinds for the next six to twelve months while the economy attempts to regain its footing. Core revenue generation remains strong, however, and our high levels of capital and liquidity provide stability and a secure foundation for the future.”
Total revenue amounted to $4.7 million during the quarter, compared with $4.0 million in the second quarter of 2008, an increase of 16.7%. Net interest income of $3.8 million increased $546 thousand or 16.6% over the same quarter of the prior year, while declining $61 thousand or 1.6% from the immediate prior quarter.
Other income of $780 thousand reflects an increase of $101 thousand from the same quarter in the prior year. Gains on sales of mortgage originations account for $110 thousand of the difference, offset partially by a $43 thousand reduction in trust and brokerage revenues due to declines in market valuations and reduced trading volumes.
Non-interest expense totaled $3.2 million during the quarter, an increase of $593 thousand or 22.7% from second quarter 2008. Of the increase, $211 thousand resulted from higher FDIC insurance premiums assessed on all member financial institutions. The majority of the remaining increase in non-interest expense reflects the increased scale of the Company’s operations following the Indian Village acquisition during fourth quarter 2008. That transaction increased the Company’s balance sheet by approximately 20%. The second quarter ratio of operating expenses to revenue increased to 68.8% as compared to 65.5% in the same quarter of 2008. Absent the higher FDIC premiums, the ratio would have declined to 64.3%.
Federal income tax expense was $302 thousand for second quarter 2009, reflecting an effective tax rate of 29.9%, compared to $423 thousand for the same quarter in 2008, or 32.5%. The decrease in the effective tax rate was primarily the result of a higher proportion of tax-exempt securities in the Company’s investment portfolio.
Average asset balances during second quarter 2009 totaled $424 million, an increase of $2.1 million or 0.5% over first quarter 2009. Average gross loan balances of $319 million increased $1.1 million, or 0.34%, during the quarter. Average commercial loan balances, including commercial real estate, increased $3.3 million or 1.8%, while average balances for residential mortgage and home equity loans declined $1.8 million or 1.4% during the quarter, and installment and other consumer average loan balances decreased $402 thousand, or 4.3%.
As of June 30, 2009, nonperforming assets totaled $4.1 million or 1.29% of period-end loans plus other real estate, compared with $4.2 million or 1.31% at March 31, 2009. Net charge-offs for the quarter totaled $398 thousand, or an annualized rate of 0.50% of average total loans. Steiner remarked, “Nonperforming asset balances stabilized during the second quarter and we are actively working with the credit relationships that are struggling to remain current. We anticipate nonperforming asset levels and net charge-offs will remain somewhat elevated through the remainder of 2009 and likely into 2010.”
The Company’s allowance for loan losses at June 30, 2009 was 1.07% of period end loans and the Company funded $394 thousand in loan loss provision during the quarter. The ratio of allowance for loan losses to nonperforming loans stood at 83% at quarter-end.
Average deposit balances grew $3.9 million, or 1.3% during the quarter to $305 million. Within the deposit category, average balances for non interest-bearing accounts increased $653 thousand or 1.5%, while interest bearing checking, money market and savings average balances increased $838 thousand or 0.8% during the quarter and average time deposit balances increased $2.4 million, or 1.6%.
Short-term and other borrowings amounted to $75.2 million as of June 30, an increase of $4.2 million or 5.9% from March 31, with the increase attributable to repurchase agreement balances maintained with customers of the company.
Shareholders’ equity totaled $44.7 million on June 30, 2009 with 2.7 million common shares outstanding and a tangible equity to assets ratio of 10.16% at quarter-end.
The Company declared a common dividend of $.18 per share during the quarter.

About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $422 million as of June 30, 2009. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with thirteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio. A fourteenth banking center is scheduled to open this fall on West High Street in Orrville, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2009	2009	2008	2008	2008	2009	2008
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$3,884	$3,940	$3,812	$3,473	$3,318	$7,824	$6,724
Provision for loan losses	394	241	71	107	48	635	155
Other income	780	796	724	674	680	1,576	1,635
Other expenses	3,210	3,129	3,303	2,663	2,617	6,339	5,346
FTE adjustment (a)	52	46	39	34	32	98	58
Net income	706	896	767	890	878	1,602	1,880
Diluted EPS	0.26	0.33	0.29	0.37	0.36	0.59	0.77

PERFORMANCE RATIOS
Return on average assets (ROA)	0.67%	0.86%	0.76%	1.02%	1.03%	0.76%	1.10%
Return on average common equity (ROE)	6.32%	8.20%	7.40%	9.46%	9.46%	7.24%	10.14%
Net interest margin FTE (a)	3.88%	3.99%	3.98%	4.19%	4.09%	3.93%	4.14%
Efficiency ratio	68.80%	67.73%	72.56%	64.19%	65.46%	68.27%	63.95%
Number of full-time equivalent employees	141	139	144	124	128

MARKET DATA
Book value/common share	$16.34	$16.23	$15.89	$15.49	$15.10
Period-end common share mkt value	16.00	14.00	15.00	15.25	15.75
Market as a % of book	97.92%	86.26%	94.40%	98.45%	104.29%
PE ratio	12.80	10.37	10.49	10.23	10.71
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.36	$0.36
Common stock dividend payout ratio	69.23%	54.55%	62.07%	48.65%	50.00%
Average basic common shares	2,734,799	2,734,799	2,629,394	2,422,014	2,432,793	2,734,799	2,438,695
Average diluted common shares	2,734,799	2,734,799	2,629,394	2,422,014	2,432,793	2,734,799	2,438,695
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,421,983	2,422,050
Common shares repurchased	0	0	0	67	18,800	0	25,574
Common stock market capitalization	$43,757	$38,287	$41,022	$36,935	$38,147

ASSET QUALITY
Gross charge-offs	$431	$290	$47	$52	$33	$721	$55
Net charge-offs (recoveries)	398	233	(84)	44	21	631	23
Allowance for loan losses	3,398	3,402	3,394	2,781	2,718
Nonperforming assets (NPAs)	4,123	4,182	2,722	577	615
Net charge-off/average loans ratio	0.50%	0.30%	(0.11)%	0.07%	0.03%	0.40%	0.02%
Allowance for loan losses/period-end loans	1.07	1.07	1.07	1.08	1.09
NPAs/loans and other real estate	1.29	1.31	0.86	0.23	0.25
Allowance for loan losses/nonperforming loans	83.47	82.51	124.69	481.98	441.75

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.16%	10.09%	9.84%	10.91%	10.54%
Average equity to assets	10.56	10.50	10.71	10.84	10.94
Average equity to loans	14.06	13.91	13.74	14.74	14.97
Average loans to deposits	104.76	105.76	102.72	102.86	101.48

AVERAGE BALANCES
Assets	$423,767	$421,694	$400,873	$345,481	$341,297	$422,662	$342,144
Earning assets	401,966	400,356	381,011	330,219	326,435	401,368	326,730
Loans	319,421	318,325	293,714	254,104	249,395	318,876	251,827
Deposits	304,910	300,993	285,926	247,040	245,767	302,962	248,371
Shareholders’ equity	44,918	44,294	41,251	37,446	37,334	44,649	37,261

ENDING BALANCES
Assets	$422,416	$422,390	$424,657	$343,743	$347,104
Earning assets	401,558	402,011	402,225	328,812	329,468
Loans	317,880	319,425	316,290	256,343	249,543
Deposits	300,513	304,591	305,453	245,953	248,177
Shareholders’ equity	44,678	44,392	43,468	37,512	36,577

NOTES:

(a)	— Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$7,643,710	$11,350,478
Interest-earning deposits in other banks	8,056,334	181,101
Federal funds sold	1,691,000	11,000,000

Total cash and cash equivalents	17,391,044	22,531,579
Securities
Available-for-sale, at fair-value	67,302,810	65,562,619
Restricted stock, at cost	5,463,100	3,181,600

Total securities	72,765,910	68,744,219
Loans held for sale	1,164,660	0
Loans	317,879,674	249,542,605
Less allowance for loan losses	3,397,920	2,717,912

Net loans	314,481,754	246,824,693

Goodwill and core deposit intangible	1,949,483	0
Bank owned life insurance	2,800,812	0
Premises and equipment, net	8,243,694	7,076,699
Accrued interest receivable and other assets	3,618,739	1,926,733

TOTAL ASSETS	$422,416,096	$347,103,923

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$44,083,567	$40,794,649
Interest-bearing	256,429,380	207,381,737

Total deposits	300,512,947	248,176,386

Short-term borrowings	24,917,661	27,111,134
Other borrowings	50,261,780	33,767,797
Accrued interest payable and other liabilities	2,045,383	1,471,300

Total liabilities	377,737,771	310,526,617

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2009 and 2,667,786 in 2008	18,628,767	16,673,667
Additional paid-in capital	9,889,447	6,459,819
Retained earnings	20,341,438	18,994,645
Treasury stock at cost — 245,803 shares in 2009 and 245,736 shares in 2008	(5,014,541)	(5,013,535)
Accumulated other comprehensive income (loss)	733,214	(537,290)

Total shareholders’ equity	44,678,325	36,577,306

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$422,416,096	$347,103,923

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$4,582,288	$4,017,256	$9,203,044	$8,429,960
Taxable securities	797,541	772,867	1,685,408	1,577,489
Nontaxable securities	79,925	55,544	147,922	99,422
Other	6,132	47,664	8,856	69,871

Total interest and dividend income	5,465,886	4,893,331	11,045,230	10,176,742
Interest expense:
Deposits	1,135,407	1,166,153	2,297,802	2,593,911
Other	498,412	441,414	1,021,801	917,302

Total interest expense	1,633,819	1,607,567	3,319,603	3,511,213

Net interest income	3,832,067	3,285,764	7,725,627	6,665,529
Provision for loan losses	394,068	47,677	635,140	154,709

Net interest income after provision for loan losses	3,437,999	3,238,087	7,090,487	6,510,820

Non-interest income
Service charges on deposits accounts	324,210	339,256	617,510	626,408
Trust services	119,616	162,568	234,375	351,232
Securities gains (losses)	(577)	—	115,503	—
Gain on sale of loans	116,890	7,176	184,460	271,835
Other	219,960	170,946	424,406	385,957

Total non-interest income	780,099	679,946	1,576,254	1,635,432
Non-interest expenses
Salaries and employee benefits	1,696,213	1,527,162	3,404,577	3,064,065
Occupancy expense	230,817	184,915	474,162	382,796
Equipment expense	137,951	119,320	271,696	244,770
Franchise tax expense	126,580	107,380	236,370	214,810
Professional and director fees	184,553	140,343	328,316	279,899
FDIC deposit insurance	218,300	7,320	391,200	14,585
Amortization of intangible assets	16,227	0	32,545	0
Other expenses	599,606	530,831	1,200,281	1,144,805

Total non-interest expenses	3,210,247	2,617,271	6,339,147	5,345,730

Income before income tax	1,007,851	1,300,762	2,327,594	2,800,522

Federal income tax provision	301,800	423,000	725,600	921,000

Net income	$706,051	$877,762	$1,601,994	$1,879,522

Net income per share
Basic	$0.26	$0.36	0.59	$0.77

Diluted	$0.26	$0.36	0.59	$0.77
Note: Certain prior year balances have been reclassified to conform to the current year presentation.